Exhibit 5.1

August 19, 2013

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas  78257

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), NuStar Pipeline Operating Partnership L.P., a Delaware limited partnership and wholly owned subsidiary of the Partnership (“NuPOP,” and together with the Partnership, the “Guarantors”), and NuStar Logistics, L.P., a Delaware limited partnership and wholly owned subsidiary of the Partnership (the “Issuer”), in connection with the public offering of $300,000,000 aggregate principal amount of the Issuer’s 6.750% Senior Notes due 2021 (the “Notes”).  The Notes are being issued pursuant to an Indenture dated as of July 15, 2002, among the Issuer, the Partnership, and The Bank of New York, as trustee, as amended and supplemented by the Third Supplemental Indenture thereto dated as of July 1, 2005, among the Issuer, the Partnership, NuPOP, and The Bank of New York Trust Company,  N.A. (as successor-in-interest to The Bank of New York), as trustee, as further supplemented by the Seventh Supplemental Indenture thereto dated August 19, 2013 (the “Supplemental Indenture”), among the Issuer, the Partnership, NuPOP and Wells Fargo Bank, National Association (as successor to The Bank of New York Trust Company, N.A.), as trustee  (the “Trustee”) (such indenture, as so amended and supplemented, the “Indenture”).   The Notes are being fully and unconditionally guaranteed by the Guarantors pursuant to the guarantees included in the Indenture (the “Guarantees”), and are being sold by the Issuer to several underwriters pursuant to an Underwriting Agreement dated as of August 14, 2013 (the “Underwriting Agreement”) among the Issuer, the Partnership, NuPOP, Riverwalk Logistics, L.P., NuStar GP, LLC, NuStar GP, Inc. and NuStar Pipeline Company, LLC and J.P. Morgan Securities LLC, Mizuho Securities USA Inc., and SunTrust Robinson Humphrey, Inc. as representatives of the several underwriters named therein.  The Issuer and the Guarantors are referred to collectively herein as the “Obligors.”

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)

the registration statement on Form S-3 ASR (Registration No. 333-189426) filed by the Issuer with the United States Securities and Exchange Commission (the “SEC”) on June 18, 2013 (such registration statement, including the form of prospectus included therein and the documents incorporated by reference therein, being referred to herein as the “Registration Statement”);

(ii)

the prospectus dated June 18, 2013, included in the Registration Statement, relating to the offering from time to time of certain securities of the Issuer and certain securities of the Guarantors (the “Base Prospectus”);

(iii)

the preliminary prospectus supplement dated August 12, 2013, relating to the Notes, in the form filed on August 12, 2013 with the SEC, pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”) (such prospectus supplement, together with the Base Prospectus, being referred to herein as the “Preliminary Prospectus”);

(iv)	the term sheet dated August 14, 2013 relating to the Notes, filed on August 14, 2013 with the SEC as a free writing prospectus, pursuant to Rules 164 and 433 under the Securities Act;

(v)

the prospectus supplement dated August 14, 2013, relating to the Notes, in the form filed on August 14, 2013 with the SEC, pursuant to Rule 424(b)(5) under the Securities Act (such prospectus supplement, together with the Base Prospectus, being referred to herein as the “Prospectus”);

(vi)	the Underwriting Agreement;

(vii)	the Indenture;

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August 19, 2013

(viii)	the form of the Notes attached to the Supplemental Indenture;

(ix)

the global note (the “Global Note”) to be executed by the Issuer pursuant to the Indenture, in the aggregate principal amount of $300,000,000, representing the Notes purchased and sold pursuant to the Underwriting Agreement;

(x)

the Certificate of Limited Partnership of the Partnership, as amended to date (the “MLP Partnership Certificate”),    the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date (the “MLP Partnership Agreement” and together with the MLP Partnership Certificate, the “MLP Organic Documents”);

(xi)

the Certificate of Limited Partnership of Limited Partnership of Riverwalk Logistics, L.P, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), as amended to date, and the First Amended and Restated Limited Partnership Agreement of the General Partner, as amended to date (collectively, the “General Partner Organic Documents”);

(xii)

the Certificate of Formation of NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“GP LLC”), as amended to date, and the First Amended and Restated Limited Liability Company Agreement of the GP LLC, as amended to date (collectively, the “GP LLC Organic Documents”);

(xiii)	resolutions of the Board of Directors of GP LLC and resolutions of the Pricing Committee of the Board of Directors of GP LLC certified by the Vice President and Corporate Secretary of GP LLC;

(xiv)

the Certificate of Limited Partnership of the Issuer, as amended to date, and the Second Amended and Restated Agreement of Limited Partnership of the Issuer, as amended to date (collectively, the “Issuer Organic Documents”);

(xv)

the Certificate of Incorporation of NuStar GP, Inc., a Delaware corporation and the general partner of NuStar Logistics (“NuStar GP”), as amended to date, and the Bylaws of NuStar GP, as amended to date (collectively, the “NuStar GP Organic Documents”);

(xvi)

the Certificate of Limited Partnership of NuPOP, as amended to date, and the Amended and Restated Agreement of Limited Partnership of NuPOP, as amended to date (collectively, the “NuPOP Organic Documents”);

(xvii)

the Certificate of Formation of LegacyStar Services, LLC, a Delaware limited liability company and the general partner of NuPOP (“LegacyStar”), as amended to date, and the Amended and Restated Limited Liability Company Agreement of LegacyStar, as amended to date (collectively, the “LegacyStar Organic Documents”); and

(xviii)

the Certificate of Formation of NuStar Pipeline Company, LLC, a Delaware limited liability company and the general partner of NuPOP (“NuStar Pipeline”), as amended to date, and the Amended and Restated Limited Liability Company Agreement (collectively, the “NuStar Pipeline Organic Documents”).

The MLP Organic Documents, the General Partner Organic Documents, the GP LLC Organic Documents, the Issuer Organic Documents, the NuStar GP Organic Documents, the NuPOP Organic Documents, the LegacyStar Organic Documents and the NuStar Pipeline Organic Documents are referred to herein collectively as the “Organic Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed:  (i) the power, corporate, limited liability company, partnership or other, of all parties to the documents we have reviewed or examined, other than the Obligors, to enter into and perform all obligations thereunder and have also assumed the due authorization, execution and delivery of all documents by all the parties thereto and that,

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August 19, 2013

except as set forth in the opinion paragraph below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity and competency of all individuals executing documents;  (vi) that no documents submitted to us, including without limitation the Organic Documents and the Indenture, have been amended or terminated orally or in writing except as has been disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Obligors and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (viii) that each of the officers, members, partners and members of the board of directors or other governing body of the Obligors have properly exercised his or her fiduciary duties.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Obligors and others.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Global Note (in the form examined by us) has been duly executed by the Issuer and authenticated by the Trustee in accordance with the terms of the Indenture and has been delivered in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will constitute valid and binding obligations of the Issuer, and the Guarantees will constitute valid and binding obligations of the Guarantors.

In rendering the opinion expressed above with respect to the Notes, we have assumed that the form and terms of the Notes, the issuance, sale and delivery thereof by the Issuer, and the incurrence and performance by the Obligors of their respective obligations under the Indenture and the incurrence and performance of the Issuer’s obligations under the Notes, in each case, will comply with, and will not violate, any applicable order, judgment, decree or award, or any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument, in each case, binding upon any of the Obligors, or to which the issuance, sale and delivery of the Notes or the Guarantees, or the incurrence and performance of such obligations, may be subject.

The opinion is subject to the following exceptions, qualifications and limitations:

A.            They are limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law and principles affecting creditors’ rights generally, including without limitation fraudulent transfer or fraudulent conveyance laws and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

B.    The opinion above is subject to the following qualifications and exceptions:

1.             With reference to, but without limiting in any way, qualification (A) above, certain provisions which could be construed as a penalty or forfeiture, provisions indemnifying a party against liability for its own wrongful or negligent acts or otherwise in cases where indemnification could be considered contrary to public policy (including, without limitation, under federal and state securities laws and regulations as interpreted by applicable governmental authorities), provisions exculpating another party from liability or waiving defenses or other rights, provisions to the effect that terms of the documents may not be waived or modified except in writing, provisions regarding the recovery of attorney fees for a person who is not the prevailing party in a final proceeding, provisions imposing a payment obligation with respect to a Registrant’s obligations and provisions whereby a party purports to ratify acts in advance of the occurrence of such acts, are or may be unenforceable in whole or in part under applicable law.

2.             No opinion is expressed herein with respect to (i) the validity or enforceability of any provision contained in the Notes allowing any party to exercise any remedial rights without notice to the Obligors, (ii) the validity or enforceability of any waiver of demand by any of the Obligors, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, (iii) the validity or enforceability of any provisions contained in the Notes purporting to establish evidentiary standards, (iv) the validity or enforceability of any provision of the Notes which purports to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy related to any of the Notes, (v) the validity or enforceability of any provision of the Notes which purports to entitle any person or entity to specific performance of any provision thereof, (vi) the validity or enforceability of any provision of the Notes that requires a

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person or entity to cause another person or entity to take or to refrain from taking action under circumstances in which such person or entity does not control such other person or entity, (vii) the validity or enforceability of any provision of the Notes insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes or (viii) the effectiveness of service of process by mail in any suit, action or proceeding of any nature arising in connection with or in any way relating to the Notes.

3.             In addition, we express no opinion as to the acceptance by a Federal court located in the State of New York of jurisdiction of a dispute arising under the Notes and the Guarantees.

4.             No opinion is expressed as to the validity or enforceability of any provision of the Notes that (i) requires that waivers or amendments must be in writing in so far as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (ii) waives (a) vague or broadly stated rights, (b) future rights, (c) the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the statute, regulation or constitution expressly allows waiver, (d) unknown future defenses, or (e) rights to damages; (iii) states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (iv) imposes penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default; (v) appoints one party as an attorney-in-fact for an adverse party; or (vi) states that time is of the essence.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) the internal laws of the State of New York, (ii) the Delaware Revised Uniform Limited Partnership Act, (iii) the Delaware Limited Liability Company Act and (iv) the Delaware General Corporation Law.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus, which forms a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Paul Hastings LLP